Exhibit 99.1

                                                            GRT
                                                           LISTED
                                                            NYSE
NEWS RELEASE

FOR INFORMATION CONTACT:

Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215

William G. Cornely        Melinda A. Janik       Carolee J. Oertel
Exec. V.P., COO           Sr. V.P., CFO          Manager, Investor Relations
bcornely@glimcher.com     mjanik@glimcher.com    coertel@glimcher.com
(614) 887-5614            (614) 887-5610         (614)887-5613

FOR IMMEDIATE RELEASE
Monday, February 23, 2004

                        GLIMCHER REALTY TRUST COMPLETES
                   $150 MILLION PERPETUAL PREFERRED OFFERING

COLUMBUS, Ohio - February 23, 2004 - Glimcher Realty Trust (NYSE: GRT) announced today that the Company has completed a $150 million underwritten public offering of 6,000,000 shares of 8.125% Series G Cumulative Redeemable Shares of Beneficial Interest at a price of $25.00 per share. Morgan Stanley & Co. Incorporated acted as lead manager and McDonald Investments, Inc. acted as co-manager.

The net proceeds of the offering were approximately $145.0 million. $16.9 million of the proceeds will be used to pay down the Company's credit facility, which was recently drawn upon to pay off $17.0 million in subordinated mortgage debt relating to the Company's Great Mall of the Great Plains located in Olathe, Kansas, and $127.95 million will be used to fund the redemption of all of the Company's outstanding 9.25% Series B Cumulative Redeemable Preferred Shares of Beneficial Interest.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust's Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols "GRT-F" and "GRT-G," respectively. Glimcher Realty Trust is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include the failure to redeem the Series B preferred shares, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

                       Visit Glimcher at: www.glimcher.com